CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Securities Trust - Growth & Income Series:

We consent to the incorporation by reference in Post-Effective Amendment No.13 to Registration Statement No. 33-58846 of our report dated November 22, 1996 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




/s/ DELOITTE & TOUCHE LLP

New York, New York
November 27, 1996